As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-209898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InfraREIT, Inc.

(n/k/a Oncor NTU Holdings Company LLC)

(Exact name of Registrant as specified in its charter)

Maryland	75-2952822
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(214) 486-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew C. Henry

Senior Vice President, General Counsel & Secretary,

Oncor Electric Delivery Company LLC

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

(214) 486-2000

(214) 486-2067 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Christopher R. Rowley

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 220-7700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

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		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) filed by Oncor NTU Holdings Company LLC, as the successor by merger to InfraREIT, Inc. (the “Registrant”), deregisters the shares of the Registrant’s Common Stock, par value $0.01 per share, which were registered on the Registration Statement on Form S-3, File No. 333-209898 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 3, 2016 and declared effective by the Commission on March 21, 2016, that remain unsold as of the date of this Post-Effective Amendment.

On May 16, 2019, pursuant to the Agreement and Plan of Merger, dated as of October 18, 2018, by and among InfraREIT, Inc., InfraREIT Partners, LP, a Delaware limited partnership, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), 1912 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Oncor (“Merger Sub”), and Oncor T&D Partners, LP, a Delaware limited partnership, InfraREIT, Inc. merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Oncor (the “Company Merger”) and renamed “Oncor NTU Holdings Company LLC.”

As a result of the Company Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-209898, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to hereby terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings of the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 23rd day of May, 2019.

Oncor NTU Holdings Company LLC (as successor by merger to InfraREIT, Inc.)

By: Oncor Electric Delivery Company LLC, its sole member

By:	/s/ Kevin R. Fease
Kevin R. Fease
Vice President and Treasurer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.

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